Exhibit 99.2

Quarterly

Operating

Supplement

September 30, 2005

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

QUARTERLY OPERATING SUPPLEMENT

September 2005

Table of Contents

Financial Security Assurance Holdings Ltd.

Highlights

Review of Operations

Condensed Consolidated Statements of Operations and Comprehensive Income

Condensed Consolidated Balance Sheets

Operating Expense Analysis

Annual Financial Data

Financial Security Assurance Inc.

Effect of Refundings and Accelerations

Investment Portfolio

Statutory Analytics and Selected Annual Financial Statistics

Municipal New-Issue Market Data

Gross Par Value and Present Value Originated

Insured Portfolio Profile

50 Largest Municipal Exposures

25 Largest Asset-Backed Exposures

Asset-Backed Debt Service and Premiums

Municipal Debt Service and Premiums

Asset-Backed Net Debt Service and Net Premiums Amortizations and Ending Balances

Municipal Net Debt Service and Net Premiums Amortizations and Ending Balances

Financial Security Assurance Holdings Ltd. (the Company), through its wholly owned subsidiary, Financial Security Assurance Inc. (FSA), provides Aaa/AAA/AAA financial guaranty insurance for obligations in the municipal, infrastructure, asset-backed and structured finance markets worldwide.  FSA’s financial strength is rated Triple-A by Fitch Ratings, Moody’s Investors Service, Inc. (Moody’s), Standard & Poor’s Ratings Services (S&P) and Rating and Investment Information, Inc.  The Company is a member of the Dexia group, a leading European banking group with four core business lines: public/project finance and credit enhancement; retail financial services; investment management services; and treasury and financial markets.

Financial Security Assurance Holdings Ltd.

Highlights

Financial Key Lines

	3rd Qtr. 2005	Year-to-Date 2005	Year-to-Date 2004
			restated

Net income (millions)	$73.8	$266.3	$273.3
Shareholders’ equity (millions)	2,798.0	2,798.0	2,492.4
Return on average equity	10.5%	13.1%	15.5%
GAAP: (1)
Loss ratio(2)	8.2	6.2	3.6
Expense ratio(2)	30.2	32.6	31.1
Combined ratio(2)	38.4	38.8	34.7
Effective tax rates:
Net investment income	18.5	13.7	9.5
Underwriting and other income	48.5	43.2	33.7
Effective tax rates	49.1	27.8	22.3

Reconciliation of Net Income to Operating Earnings(3)
(dollars in millions)

	3rd Qtr. 2005	Year-to-Date 2005	Year-to-Date 2004
			restated

Net income	$73.8	$266.3	$273.3
Less fair-value adjustments for insured CDS, net of taxes(4)	30.8	17.4	26.7
Less fair-value adjustments for economic interest rate hedges(5)	(39.3)	(1.2)	17.6
Operating earnings	$82.3	$250.1	$229.0

Reconciliation of Book Value to Adjusted Book Value(3)
(dollars in millions)

	September 30, 2005	December 31, 2004
		restated

Shareholders’ equity (book value)	$2,798.0	$2,611.3

After-tax adjustments:
Plus net unearned premium revenue (net of taxes of $504.9 million and $467.7 million)	937.7	868.6
Plus present value (PV) future net installment premiums and financial products PV future net interest margin (net of taxes of $304.7 million and $267.8 million)(6)	566.0	497.3
Less net deferred acquisition costs (net of taxes of $116.1 million and $107.8 million)	215.7	200.3
Less fair-value adjustments for insured CDS (net of taxes of $25.6 million and $15.2 million)	47.6	31.4
Less fair value of economic interest rate hedges (net of taxes of $36.9 million and $34.4 million)	68.7	63.8
Less unrealized gains on investments (net of taxes of $93.4 million and $103.8 million)	173.5	199.8

Adjusted book value	$3,796.2	$3,481.9

(1)   Accounting principles generally accepted in the United States of America (GAAP).

(2)   Relates solely to FSA and its subsidiaries.

(3)   Operating earnings and adjusted book value are not promulgated in accordance with GAAP and are not substitutes for net income or book value.  See “Review of Operations” for additional discussions.

(4)   This item pertains to Statement of Financial Accounting Standards No. 133 (SFAS No. 133) fair-value adjustments for FSA-insured credit default swaps (CDS) that have investment-grade underlying credit quality.  They are excluded from operating earnings because management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the related exposures.

(5)   This item pertains to fair-value adjustments for interest rate derivatives that are intended to hedge fixed rate assets and liabilities but do not meet the criteria necessary to receive hedge accounting treatment under SFAS 133.

(6)   The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate is 5.30% for 2005 and 5.62% for 2004.

FSA HOLDINGS THIRD QUARTER 2005 RESULTS

NET INCOME

$74 Million in Q3 05 (-35% vs. Q3 04)

$266 Million in 9M 05 (-3% vs. 9M 04)

ORIGINATIONS (PRESENT VALUE)

$315 Million in Q3 05 (+25% vs. Q3 04)

$721 Million in 9M 05 (+2% vs. 9M 04)

New York, New York, December 19, 2005 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced third-quarter 2005 net income of $73.8 million, 35.4% lower than the restated result for last year’s comparable period.  Third-quarter net income includes a tax adjustment expense of $25.4 million related to the Company’s decision to repatriate 2005 and future earnings of its Bermuda subsidiary.  Operating earnings, which have been redefined to exclude fair value adjustments for both insured credit default swaps and economic interest-rate hedges, were $82.3 million, 8.1% higher than the corresponding result for last year’s third quarter.  For nine months, net income declined 2.6% and operating earnings increased 9.2%.

The Company has restated results for the years 2001 through 2004 and the first two quarters of 2005, primarily reflecting restatements for “economic interest-rate hedges,” which are derivatives that are intended to hedge fixed-rate assets and liabilities but do not qualify for hedge accounting treatment under technical criteria of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). The Company typically converts the fixed interest rates of assets and liabilities to floating dollar-denominated LIBOR-based rates by means of interest rate derivatives. Without hedge accounting, there is increased earnings volatility, which arises from marking to market each such derivative (but not the asset or liability it is intended to hedge) through the income statement. GAAP results in this release reflect those restatements, and operating earnings now adjusts for the resulting one-sided accounting.  The cumulative income statement impact of the restatement for the period January 1, 2001 through June 30, 2005 is a $71.3 million after-tax earnings increase. The Company is filing the restated results for 2002, 2003, 2004 and the first two quarters of 2005 with the Securities and Exchange Commission (SEC) today.

Robert P. Cochran, chairman and chief executive officer of FSA, said:  “In the course of preparing our third-quarter financials, we became aware that we had not met certain technical requirements of SFAS 133. The restatement adjustments do not result in any significant changes in the Company’s overall financial condition or liquidity position, and the increase in earnings is expected to reverse over time, as the Company generally intends to maintain hedges on the assets and liabilities associated with the derivatives giving rise to these adjustments.”

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net Income	$73.8	$114.2	$266.3	$273.3

Less fair-value adjustments for economic interest-rate hedges	(39.3)	24.9	(1.2)	17.6

Less fair-value adjustments for insured credit default swaps, net of taxes (1)(2)	30.8	13.1	17.4	26.7
Operating Earnings (1)	$82.3	$76.2	$250.1	$229.0

(1)     For definitions, see below, “Analysis of Financial Results — Operating Earnings.” Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

(2)     Includes a portion of the effect of the change in tax rate for the Bermuda subsidiary. See notes 9 and 10 to the table “Noteworthy Items Included in Net Income” under “Analysis of Financial Results” below.

See “Analysis of Financial Results” below for further discussion of net income and operating earnings.

Shareholders’ equity (book value) was $2.8 billion and non-GAAP adjusted book value (ABV) was $3.8 billion at September 30, 2005.  Over the past 12 months, after taking dividends into account, ABV grew 15.0%.  ABV has been redefined to exclude two additional items:  investment portfolio unrealized capital gains and losses and the fair value of economic interest-rate hedges.  The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.  See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to the GAAP measure shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, reached $315.0 million in the third quarter of 2005, 24.7% higher than in that quarter of 2004.  For the first nine months, PV originations increased 1.6% to $720.9 million.

Commenting on the business activity during the third quarter, Mr. Cochran said: “FSA had a good third quarter despite a challenging business environment.  Our public finance business was surprisingly strong in the U.S., even before the benefit of a very large public-private partnership financing for the Chicago Skyway, and we closed a number of public infrastructure transactions in other countries. In the asset-backed sector, CDO business slowed, but there was improvement in other asset-backed categories, and we continued to develop longer term business that will strengthen our future earnings base.

“A primary focus during the quarter was the impact of hurricanes Katrina and Rita, which brought terrible devastation to the Gulf Coast region. Though we have not had claims to date, our best assessment at this time of the effect on our insured portfolio is that we will most likely see some interruptions of payment in the short term but ultimate recovery longer term. We have identified the credits we consider most at risk and are monitoring them closely.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$30.1	$44.6	$79.9	$86.7
Gross PV originations (dollars in millions) (1)	315.0	252.7	720.9	709.9

(1)     Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as the net of estimated interest to be received on the investments and estimated interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs), net of the expected derivative results from economic interest-rate hedges, discounted to present value.  The discount rate was 5.30% in 2005 and 5.62% in 2004 for all originations.  PV premiums originated, PV NIM originated and PV originations are non-GAAP measures.  Management believes that by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period.  For further discussion, see “Non-GAAP Measures” below.  For a reconciliation of PV premiums originated to gross premiums written, see below, “Analysis of Financial Results – Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$19.8	$13.1	$50.0	$36.6
Gross PV premiums originated (dollars in millions)	176.8	97.5	344.7	322.9

Driven by high levels of refundings, municipal new-issue market volume continued at a record pace through the first nine months of 2005, rising 15.1% above volume in last year’s comparable period to $309.5 billion.  Insurance penetration was approximately 59%, compared with 54% in last year’s comparable period.  In this environment, excluding the Chicago Skyway transaction, FSA insured approximately 26% of the par amount of insured new issues sold year-to-date.

Including both primary and secondary U.S. municipal obligations with closing dates in the third quarter, the par amount insured by FSA increased 51.6%, and non-GAAP PV premiums originated increased 81.3%.  The complex, $1.4 billion public-private partnership financing for the Chicago Skyway made a significant contribution to PV premiums.  In addition, volume and PV premiums increased in the tax-backed, health care and education sectors.  For the first nine months, FSA’s U.S. municipal par originated increased 36.6%, and PV premiums originated increased 6.8%.  Spreads were tight throughout the period, and the mix of business shifted toward a greater volume of general obligations, including school bonds, and other tax-backed transactions that tend to have lower absolute premiums than revenue bonds because of their lower risk.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$7.6	$28.3	$20.2	$41.6
Gross PV premiums originated (dollars in millions)	51.4	100.6	171.2	185.4

Third quarter U.S. asset-backed originations decreased 73.1% in par and 48.9% in PV premiums originated, compared with an exceptionally strong third quarter of 2004.  The declines are primarily the result of reduced production in the collateralized debt obligation (CDO) and sub-prime and net interest margin residential mortgage sectors, partially offset by increases in FSA-guaranteed consumer finance and home equity line of credit securitizations.  For the first nine months, U.S. asset-backed par insured decreased 51.5% and the related PV premiums originated declined 7.7%.  A shift in the mix of business toward longer duration transactions had a positive effect on PV premiums.

INTERNATIONAL ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$2.7	$3.2	$9.7	$8.5
Gross PV premiums originated (dollars in millions)	48.4	34.7	132.5	149.0

FSA’s third-quarter international par insured decreased 14.5%, and PV premium production increased 39.6%, reflecting strong production in the public infrastructure sector, partly offset by a decline in CDO business.  For the first nine months, international par insured increased 14.2%, while international PV premiums decreased 11.1%.  While pricing has become more competitive in international markets, the monoline industry is benefiting from the expansion of public infrastructure and asset-backed financings to a greater number of countries.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross PV NIM originated (dollars in millions)	$38.4	$19.9	$72.5	$52.6

Non-GAAP PV NIM originated in the financial products segment increased 93.1% for the third quarter.  In addition to municipal GIC transactions executed during the quarter, the Company executed several significant structured GICs, which serve as collateral in structured financings.  While generally taking a cautious approach to asset acquisitions because of the narrow spread environment, the Company did find a number of attractive long-dated purchasing opportunities.  Year-to-date, PV NIM has risen 37.9%.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Third-quarter net income decreased 35.4% to $73.8 million from $114.2 million in the third quarter of last year.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Premiums from refundings and accelerations (1)	$11.6	$5.2	$25.4	$17.8
Realized gains (losses), net	6.5	0.8	6.0	(0.8)
Realized gains from assets acquired in refinancing transactions, net	0.4	—	3.8	—
Realized foreign exchange gain from sale of investments, net (2)	(0.2)	0.1	7.5	0.4
Equity-based compensation (1) (3)	(7.6)	(8.7)	(23.5)	(23.0)
Equity in earnings of SPS (4)	(0.3)	(7.5)	(0.9)	(7.2)

Dividends received from and equity in earnings of XLFA (5)	2.2	(10.0)	6.2	3.2
Return of supplemental premiums (6)	—	—	(1.3)	—
Reassumption of risk (1)(7)	0.1	—	0.8	—
Profit commission (8)	1.2	—	2.2	—
Bermuda tax rate change (9)	(24.5)	—	(25.5)	—
Fair-value adjustments for insured CDS (10)	30.8	13.1	17.4	26.7
Fair-value adjustments for economic interest-rate hedges (11)	(39.3)	24.9	(1.2)	17.6

(1)     Net of deferred acquisition cost amortization.

(2)     The Company sold approximately $144.9 million of sterling-denominated bonds during the first nine months of 2005, which resulted in a foreign exchange gain of $11.5 million before taxes, recorded in other income.

(3)     The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

(4)     SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owned a minority interest.  Due to the proposed sale of SPS, the Company was no longer eligible for a dividends received deduction and therefore recorded additional tax expense of $1.6 million in the first quarter to reverse the inception-to-date tax benefit.  At September 30, 2005, the Company’s interest in SPS had a book value of $50.8 million.  The sale of SPS was consummated in October of 2005.

(5)     The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company.  XLFA reinsures business originated by FSA and other financial guarantors.  In the fourth quarter of 2004, the Company began to account for its investment in XLFA as an equity security. The figures shown in this table are the full after-tax contribution of the preferred shares in XLFA, whether recorded as dividends (in 2005) or as equity in earnings (for the first three quarters of 2004).  In the third quarter of 2004, the Company refined the method for estimating the carrying amount of this investment.  As a result, in the third quarter of 2004, the Company charged equity in earnings a pre-tax amount of $11.7 million and reduced its carrying value in this investment by that amount.

(6)     To resolve differing interpretations of contract language regarding the calculation of supplemental premiums, in the second quarter, the Company negotiated a settlement with an asset-backed issuer under which FSA reversed $2.3 million of previously recorded pre-tax supplemental gross premiums ($1.9 million net of reinsurance).

(7)     At the end of the second quarter of 2005, the Company reassumed a block of health care business from a reinsurer.

(8)     A New York reinsurer transferred a block of FSA ceded business to its Bermuda affiliate. During the second quarter, in connection with this transfer, the Company negotiated a profit commission, of which the Company recorded $1.5 million before taxes, in other income, for the first half of 2005. The profit commission for the third quarter was $1.8 million before taxes.

(9)     In connection with the Company’s previously disclosed decision to repatriate income from its Bermuda subsidiary Financial Security Assurance International Ltd. (FSA International), the Company no longer intends to leave future earnings of that subsidiary permanently offshore, with the effect that 2005 and future income of FSA International have become subject to an increased effective U.S. tax rate.  The amounts presented under this caption exclude the impact of this tax rate change on fair value adjustments for insured CDS.  For the third quarter, the increased tax liability reduced net income by $25.4 million and operating income by $24.5 million.  For the first nine months, the increased tax liability reduced net income by $26.4 million and operating income by $25.5 million.  The Company expects, in the fourth quarter of 2005, to recapitalize FSA International to become a wholly owned subsidiary.

(10)   This item is excluded from operating earnings. Includes a $0.9 million tax expense related to the Bermuda tax rate change.  See note 9.

(11)   This item is excluded from operating earnings.  SFAS 133 prescribes one-sided accounting for derivatives that do not qualify for hedge treatment.  (See “Operating Earnings” below.)

OPERATING EARNINGS.  The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for:

•        economic interest-rate hedges, defined as interest-rate derivatives that are intended to hedge fixed-rate assets and liabilities but do not meet the criteria necessary to receive hedge accounting treatment under SFAS 133; and

•        FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under SFAS 133.

Periodic unrealized gains and losses related to interest-rate hedges arise in both the financial guaranty and financial products business segments, caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS 133 for derivatives that do not qualify for “hedge treatment” under GAAP.  Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest-rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.

CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  In a typical CDS transaction, the Company, in exchange for an upfront or periodic premium, indemnifies the insured for economic losses (in excess of some agreed-upon deductible) related to specified reference obligations, primarily pools of corporate debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception.  Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair value estimates are volatile.

Third-quarter operating earnings of $82.3 million were higher than net income because they exclude positive pre-tax fair-value adjustments for insured CDS totaling $46.7 million and negative pre-tax fair value adjustments for economic interest-rate hedges of $60.5 million.  The fair-value adjustments for insured CDS primarily reflect a tightening of market credit spreads. The fair-value adjustments for economic interest-rate hedges, which are more heavily weighted to hedging fixed rate liabilities (where the hedge contracts call for receiving the fixed rate and paying the LIBOR floating rate), reflect increases in LIBOR-based interest rates across the curve.  The fair-value adjustments in the third quarter of 2004 were pre-tax gains totaling $19.4 million for insured CDS and $38.3 million for economic interest-rate hedges.  (See the “Noteworthy Items” table above for after-tax amounts.)

Nine-month operating earnings of $250.1 million were lower than net income because they exclude positive pre-tax fair-value adjustments for CDS totaling $26.8 million and negative pre-tax fair-value adjustments for economic interest-rate hedges of $1.8 million.  The fair-value adjustments for insured CDS primarily reflect a tightening of market credit spreads.  The fair-value adjustments for economic interest-rate hedges reflect the effect of increases in short-term LIBOR-based interest rates partially offset by decreases in longer term LIBOR-based interest rates.  The fair-value adjustments in the first nine months of 2004 were pre-tax gains totaling $39.4 million for insured CDS and $27.1 million for economic interest-rate hedges.  (See the “Noteworthy Items” table above for after-tax amounts.)

PREMIUMS. The following table reconciles gross premiums written, which captures all premiums collected in a period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross premiums written	$236.8	$198.2	$570.5	$623.8
Gross installment premiums received	(121.5)	(83.0)	(264.7)	(253.4)
Gross upfront premiums originated	115.3	115.2	305.8	370.4
Gross PV estimated installment premiums originated	161.3	117.6	342.6	286.9
Gross PV premiums originated	276.6	232.8	648.4	657.3

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net premiums written	$160.9	$148.8	$414.3	$431.9
Net premiums earned	116.8	100.6	308.0	294.5
Net premiums earned excluding effect of refundings and accelerations	96.5	90.6	262.7	262.2

For the third quarter, gross premiums written increased 19.5%, and net premiums written increased 8.1%, reflecting growth in municipal premiums written.  For the first nine months, gross premiums written decreased 8.6%, and net premiums written decreased 4.1%.

For the third quarter, net premiums earned totaled $116.8 million, a 16.2% increase.  This includes $20.3 million of net premiums earned from refundings and accelerations, compared with $10.0 million in the third quarter of 2004.  Excluding premiums from refundings and accelerations, third-quarter net premiums earned increased 6.5%, reflecting increases in municipal and asset-backed earned premiums as well as the reassumption of a block of health care business for which it recorded $2.4 million of previously ceded earned premiums in the third quarter.

For the first nine months, net premiums earned increased 4.6%.  This includes $45.3 million of net premiums earned from refundings and accelerations, compared with $32.3 million in last year’s comparable period.  Excluding premiums from refundings and accelerations, net premiums earned for the first nine months increased 0.1%, primarily driven by the health care premiums and growth in municipal earned premiums, offset by a decline in asset-backed earned premiums.

NET INTEREST MARGIN.  Net interest margin for the financial products segment was $14.5 million in the third quarter of 2005, compared with $8.8 million in the third quarter a year ago.  Nine-month net interest margin increased to $28.1 million from $20.6 million in last year’s comparable period.  The increases in net interest margin are due primarily to a larger book of GIC business.

INVESTMENT PORTFOLIO. Third-quarter net investment income was $50.7 million, an increase of 16.0%.  The increase primarily reflects higher invested balances in the investment portfolio and the inclusion of XLFA quarterly dividends of $2.4 million.  Through the third quarter of 2004, the investment in preferred shares of XLFA was recorded as equity in earnings of an unconsolidated affiliate.  It is now treated as part of the investment portfolio.

Third-quarter net realized gains, including amounts from refinanced transactions, were $8.0 million, compared with $1.2 million a year ago.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the third quarter was 18.5%, including the impact of the Bermuda tax rate change, versus 9.4% a year ago.

EXPENSES AND RESERVES. For the third quarter, policy acquisition and other operating expenses increased to $40.4 million ($26.3 million after taxes) from $38.7 million ($25.2 million after taxes) in the previous year’s third quarter.  These expenses increased primarily due to the amortization effects of reassuming a block of business and increased volume of refundings and prepayments.

The Company recorded losses and loss adjustment expenses incurred of $10.2 million ($6.6 million after taxes) in the third quarter.  During the third quarter of 2004, the Company recorded a net recovery of $4.3 million ($2.4 million after taxes) because FSA exercised its rights to have the collateral of a defaulted collateralized bond obligation liquidated at a public sale, in which the Company offered the highest bid and acquired the collateral in order to gain control of the portfolio in order to mitigate potential losses. The previously established case reserve was drawn down to reflect the excess of the purchase amount over the fair value of the collateral. The $9.5 million balance of the case reserve was returned to the non-specific reserve. After reevaluating its requirements for the CDO portion of the non-specific reserve, the Company then reduced the non-specific reserve by $9.5 million. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the third quarter of 2005, a net amount of $0.9 million was transferred from the non-specific reserve to case reserves, primarily reflecting adjustments to existing case reserves for certain CDO transactions.  Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At September 30, 2005, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $164.8 million, compared with $144.5 million at December 31, 2004.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.  A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is being filed with the Securities and Exchange Commission today.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated and PV originations.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below.  ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs, unrealized investment gains and losses, and fair-value adjustments for insured CDS and economic interest-rate hedges.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation.  The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value.  Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	September 30, 2005	December 31, 2004

Shareholders’ Equity (Book Value)	$2,798.0	$2,611.3

After-tax adjustments:
Plus net unearned premium revenues (net of taxes of $504.9 million and $467.7 million)	937.7	868.6
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $304.7 million and $267.8 million) (1)	566.0	497.3
Less net deferred acquisition costs (net of taxes of $116.1 million and $107.8 million)	215.7	200.3
Less fair-value adjustments for insured CDS (net of taxes of $25.6 million and $15.2 million)	47.6	31.4
Less fair value of economic interest-rate hedges (net of taxes of $36.9 million and $34.4 million)	68.7	63.8
Less unrealized gains on investments (net of taxes of $93.4 million and $103.8 million)	173.5	199.8

Adjusted Book Value	$3,796.2	$3,481.9

(1)     The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 5.30% in 2005 and 5.62% in 2004.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(Dollars in thousands)

	September 30, 2005	December 31, 2004

Contingency Reserve	$1,077,119	$1,099,462
Capital and Surplus	1,374,539	1,181,421
Qualified Statutory Capital	2,451,658	2,280,883
Net Unearned Premium Reserve	1,773,571	1,649,230
Loss and Loss Adjustment Expense Reserve	47,506	48,142
Policyholder Capital and Reserves	4,272,735	3,978,255
Net Present Value of Installment Premiums	824,789	727,340
Third-Party Capital Support (1)	550,000	525,000
Total Claims-Paying Resources (2)	$5,647,524	$5,230,595

Net Insurance in Force (principal & interest)	$493,653,325	$454,359,331
Capital Ratio (3)	201:1	199:1
Claims-Paying Ratio (4)	87:1	87:1

(1)     Standby line of credit facility and money market committed preferred trust securities.

(2)     Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)     Capital ratio is net insurance in force divided by qualified statutory capital.

(4)     Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.  Today’s filings with the SEC will include a 10-K/A report for the year 2004 (including restatements for the years 2002 and 2003), 10-Q/A reports for the first and second quarters of 2005 and a 10-Q report for the third quarter of 2005.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•        projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts

•        statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•        expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•        changes in capital requirements or other criteria of securities rating agencies applicable to FSA

•        competitive forces, including the conduct of other financial guaranty insurers

•        changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients

•        changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results

•        an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio

•        inadequacy of reserves established by the Company for losses and loss adjustment expenses

•        disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures

•        downgrade or default of one or more of FSA’s reinsurers

•        the amount and nature of business opportunities that may be presented to the Company

•        market conditions, including the credit quality and market pricing of securities issued

•        capacity limitations that may impair investor appetite for FSA-insured obligations

•        market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements

•        prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA, and

•        changes in the value or performance of strategic investments made by the Company.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		restated		restated
Revenues:
Net premiums written	$160,918	$148,831	$414,336	$431,906

Net premiums earned	$116,832	$100,585	$307,967	$294,514
Net investment income	50,696	43,684	150,546	126,315
Net realized (losses) gains	7,406	1,158	6,277	(1,262)
Net interest income from financial products and variable interest entities	143,768	51,833	324,369	128,782
Financial products net realized gains	—	2,099	129	2,217
Net realized and unrealized gains (losses) on derivative instruments	(42,431)	148,040	(95,064)	134,949
Income from assets acquired in refinancing transactions	8,349	6,786	27,837	19,270
Net realized gains from assets acquired in refinancing transactions	567	—	5,849	—
Other income	3,734	1,493	22,223	11,348

TOTAL REVENUES	288,921	355,678	750,133	716,133

Expenses:
Losses and loss adjustment expenses	10,185	(4,263)	20,407	11,103
Interest expense	6,749	6,748	20,245	20,245
Policy acquisition costs	20,247	15,989	51,853	44,608
Financial products and variable interest entities’ foreign exchange (gains) losses	(9,682)	20,188	(167,729)	(31,142)
Net interest expense from financial products and variable interest entities	144,135	70,246	339,130	183,020
Other operating expenses	20,151	22,726	71,028	66,368

TOTAL EXPENSES	191,785	131,634	334,934	294,202

INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS	97,136	224,044	415,199	421,931
Provision for income taxes	47,730	49,323	115,232	94,031
INCOME BEFORE INCOME MINORITY INTEREST AND EQUITY IN EARNINGS	49,406	174,721	299,967	327,900
Minority interest	(2,190)	2,717	(6,431)	(6,947)
Minority interest in variable interest entities	26,868	(45,804)	(26,396)	(43,598)
Equity in earnings of unconsolidated affiliates	(273)	(17,443)	(866)	(4,014)

NET INCOME	73,811	114,191	266,274	273,341

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities:

Holding (losses) gains arising during period	(74,123)	113,805	(10,602)	23,798
Less: reclassification adjustment for gains (losses) included in net income	4,846	2,537	15,665	1,108
Other comprehensive (loss) income	(78,969)	111,268	(26,267)	22,690

COMPREHENSIVE INCOME	$(5,158)	$225,459	$240,007	$296,031

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2005	2004
		restated
ASSETS
Bonds at fair value (amortized cost of $3,886,227 and $3,662,584)	$4,069,693	$3,914,763
Equity securities at fair value (cost of $54,347 and $54,300)	54,346	54,300
Short-term investments	361,052	321,071
Variable interest entities’ bonds at fair value (amortized cost of $1,156,701 and $1,342,489)	1,157,738	1,346,355
Variable interest entities’ short-term investment portfolio	11,687	1,194
Financial products bond portfolio at fair value (amortized cost of $11,269,355 and $7,882,739)	11,346,321	7,925,072
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $5,908)	—	5,913
Financial products short-term investment portfolio	1,090,190	268,125
Total investment portfolio	18,091,027	13,836,793
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $61,257 and $151,895)	64,469	157,036
Securitized loans	306,885	369,749
Other	150,243	222,423
Total assets acquired in refinancing transactions	521,597	749,208
Total investments	18,612,624	14,586,001
Cash	21,191	14,353
Deferred acquisition costs	331,812	308,015
Prepaid reinsurance premiums	802,045	759,191
Investment in unconsolidated affiliate	50,805	49,645
Reinsurance recoverable on unpaid losses	34,307	35,419
Other assets	1,357,099	1,328,384
TOTAL ASSETS	$21,209,883	$17,081,008

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,244,646	$2,095,423
Losses and loss adjustment expenses	199,151	179,941
Guaranteed investment contracts and variable interest entities’ debt	14,225,963	10,444,051
Deferred federal income taxes	289,263	249,665
Notes payable	430,000	430,000
Minority interest	48,550	48,550
Minority interest in variable interest entities	203,201	178,575
Accrued expenses and other liabilities	771,119	843,525
TOTAL LIABILITIES AND MINORITY INTEREST	$18,411,893	$14,469,730

COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	905,080	905,080
Accumulated other comprehensive income (net of deferred income taxes of $93,421 and $103,755)	173,497	199,764
Accumulated earnings	1,719,078	1,506,099
Deferred equity compensation	20,177	23,528
Less treasury stock at cost (254,736 and 297,276 shares held)	(20,177)	(23,528)
TOTAL SHAREHOLDERS’ EQUITY	2,797,990	2,611,278

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$21,209,883	$17,081,008

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.

Operating Expense Analysis

(dollars in thousands)

2005	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
	restated	restated			restated
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,408	$16,198	$20,247		$51,853

Gross financial guaranty underwriting and operating expenses	60,055	57,651	56,079		173,785
Underwriting expenses deferred	(36,640)	(36,948)	(39,181)		(112,769)
Financial products other operating expenses	3,594	3,165	3,253		10,012
Reinsurance commissions received, net	(10,131)	(6,370)	(20,618)		(37,119)
Reinsurance commissions deferred, net	10,131	6,370	20,618		37,119
Other operating expenses	27,009	23,868	20,151		71,028

Total expenses	$42,417	$40,066	$40,398		$122,881

2004	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
	restated	restated	restated	restated	restated
Amortization of previously deferred underwriting expenses and reinsurance commissions	$14,798	$13,821	$15,989	$17,593	$62,201

Gross financial guaranty underwriting and operating expenses	57,836	56,252	66,549	51,599	232,236
Underwriting expenses deferred	(38,098)	(36,786)	(47,382)	(40,143)	(162,409)
Financial products other operating expenses	2,336	2,102	3,559	3,051	11,048
Reinsurance commissions received, net	(19,245)	(18,309)	(13,391)	(14,893)	(65,838)
Reinsurance commissions deferred, net	19,245	18,309	13,391	14,893	65,838
Other operating expenses	22,074	21,568	22,726	14,507	80,875

Total expenses	$36,872	$35,389	$38,715	$32,100	$143,076

Financial Security Assurance Holdings Ltd.

Annual Financial Data

(dollars in millions)

	Years Ended December 31,
	2004	2003	2002	2001	2000
	restated	restated	restated	restated
Income Statement
Gross premiums written	$832.0	$895.8	$803.7	$485.6	$372.3
Net premiums written	587.8	614.3	532.7	319.6	218.1
Net premiums earned	395.0	356.4	314.9	231.0	192.1
Net investment income	172.1	154.0	139.1	128.9	121.1
Losses and loss adjustment expenses	20.6	34.5	65.6	12.5	9.4
Net income	378.6	298.1	197.0	205.7	63.3	(1)

Balance Sheet
Investment portfolio	$13,836.8	$9,493.2	$5,037.4	$3,214.1	$2,234.9
Prepaid reinsurance premiums	759.2	695.4	557.7	420.8	354.1
Total assets	17,081.0	12,407.6	7,045.8	4,309.9	3,148.7
Deferred premium revenue	2,095.4	1,845.0	1,448.2	1,095.0	936.8
Notes payable	430.0	430.0	430.0	330.0	230.0
Total liabilities and minority interest	14,469.7	10,188.4	5,126.4	2,676.1	1,683.0
Shareholders’ equity	2,611.3	2,219.2	1,919.4	1,633.8	1,465.7

(1)   Includes $105,541 of merger-related costs.

Financial Security Assurance Inc.
and Subsidiaries

Financial Security Assurance Inc. and Subsidiaries

Effect of Refundings and Accelerations

(dollars in thousands)

2005	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year

Earned premium recognized	$9,405	$15,553	$20,423		$45,381
Less:
Deferred acquisition costs recognized	1,323	2,992	3,366		7,681
Net effect before taxes	8,082	12,561	17,057		37,700
Tax provision	2,829	4,396	5,970		13,195
Net income effect	5,253	8,165	11,087		24,505

2004	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year

Earned premium recognized	$7,745	$14,539	$9,998	$12,122	$44,404
Less:
Deferred acquisition costs recognized	1,458	1,521	1,988	2,902	7,869
Net effect before taxes	6,287	13,018	8,010	9,220	36,535
Tax provision	2,200	4,556	2,804	3,227	12,787
Net income effect	4,087	8,462	5,206	5,993	23,748

Financial Security Assurance Inc. and Subsidiaries

Investment Portfolio

(dollars in thousands)

Investment Portfolio as of September 30, 2005(1)

Type of Security	Amortized Cost	Market Value	% of Amortized Cost	Yield(2)	Income(3)

Long-term bonds:
Tax-exempt	$3,148,076	$3,332,369	74.6%	3.76%	$112,075
Taxable	717,164	716,005	17.0	3.36	28,016
Short-term	354,660	354,660	8.4	1.53	4,244

Total	$4,219,900	$4,403,034	100.0%	3.53%	$144,335

Maturity	Amortized Cost	% of Amortized Cost	Quality Distribution of Long-Term Fixed Income Investments (4)

Within 1 year	$441,976	10.5%	AAA	75.7%
1 to 5 years	623,125	14.8	AA	19.6
5 to 10 years	528,451	12.5	A	4.6
10 or more years	2,333,810	55.3	NR	0.1
Mortgage-backed securities	56,646	1.3		100.0%
Asset-backed securities	235,892	5.6

Total	$4,219,900	100.0%

(1)   Excludes portfolios related to the variable interest entities, financial products and assets acquired via refinancing transactions.

(2)   Estimated yield on assets at end of reporting quarter; short-term investments includes taxable and tax-exempt securities but excludes cash equivalents of $33.0 million.

(3)   Before taxes if, applicable.

(4)   Ratings are based on the lower of Moody’s or S&P ratings available at September 30, 2005.

Financial Security Assurance Inc. and Subsidiaries

Statutory Analytics and Selected Annual Financial Statistics

(dollars in thousands)

Statutory Analytics	3rd Qtr. 2005	Year-to-date 2005	Full Year 2004

Loss ratio(1)	1.2%	0.3%	5.0%
Expense ratio(1)	21.0	29.9	26.8
Combined ratio(1)	22.2	30.2	31.8

	9/30/05	12/31/04
Contingency reserve	1,077,119	$1,099,462
Capital and surplus	1,374,539	1,181,421
Qualified statutory capital	2,451,658	2,280,883
Unearned premium reserve	1,773,571	1,649,230
Loss and loss adjustment expenses	47,506	48,142
Policyholder capital and reserves	4,275,735	3,978,255
Net present value of installment premiums	824,789	727,340
Third-party capital support	550,000	525,000
Total claims-paying resources	5,647,524	$5,230,595
Net insurance in force (principal & interest) (2)	$493,653,325	$454,359,331
Capital ratio(3)	201:1	199:1
Claims-paying ratio(4)	87:1	87:1

	Years Ended December 31,
	2004	2003	2002	2001	2000

Selected Financial Statistics
GAAP Basis(1)
Loss ratio (%)	5.0%	9.5%	20.6%	5.4%	4.9%
Expense ratio (%)	31.9	30.4	29.5	35.9	54.5
Combined ratio (%)	36.9	39.9	50.1	41.3	59.4
SAP Basis(1)
Loss ratio (%)	5.0	3.7	15.1	4.0	(0.5)
Expense ratio (%)	26.8	21.3	20.9	37.1	59.1
Combined ratio (%)	31.8	25.0	36.0	41.1	58.6
Selected Financial Statistics
Gross insurance in force(2)	$633,037,230	$565,371,437	$512,232,953	$422,296,318	$321,753,871
Net insurance in force	454,359,331	409,476,253	365,256,111	300,637,067	225,426,403
Qualified statutory capital	2,280,883	2,104,257	1,876,117	1,593,570	1,436,681
Capital ratio	199:1	195:1	194:1	189:1	157:1

(1)   The GAAP loss ratio is calculated as losses and loss adjustment expenses incurred (inclusive of additions to the non-specific reserve) divided by net GAAP premiums earned.  The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the non-specific reserve) divided by net SAP premiums earned.  The GAAP expense ratio is underwriting and operating expenses divided by net GAAP premiums earned.  The SAP expense ratio is underwriting and operating expenses divided by net premiums written.  The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(2)   Amounts are statutory data for FSA as a separate company and therefore include amounts relating to FSA-insured GICs issued by the GIC Subsidiaries, FSA Global investments insured by FSA and Canadian Global debt insured by FSA.

(3)   Capital ratio is net insurance in force divided by qualified statutory capital.

(4)   Claims-paying ratio is net insurance in force divided by claims-paying resources.

Municipal New-Issue Market Data(1)

(dollars in billions)

	Par Value		Percent Insured	FSA Market Share(2)
	Issued	Insured		Amount	Percent

3rd Qtr. 2005	$99.0	$54.6	55.2%	$17.1	31.3%
2nd	112.3	66.9	59.7	16.4	24.5
1st	98.2	60.9	62.0	14.6	24.0

4th Qtr. 2004	91.2	46.8	51.2	11.5	24.6
3rd	78.9	45.9	58.2	10.9	23.7
2nd	103.7	61.2	59.0	12.9	21.1
1st	86.3	39.7	46.0	11.6	29.2

2004	360.1	193.6	53.8	46.9	24.2
2003	383.7	190.7	49.7	52.2	27.4
2002	358.8	177.6	49.5	47.5	26.7
2001	288.2	131.0	45.5	36.3	27.7
2000	200.7	79.4	39.6	19.5	24.6
1999	227.6	105.4	46.3	24.2	23.0
1998	286.7	146.0	50.9	32.0	21.9
1997	220.7	106.0	48.0	16.2	15.3
1996	185.2	83.3	45.0	11.2	13.4
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

(1)   FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data.  Industry data is on a sale-date basis and subject to revision as additional information becomes available.

(2)   Share of insured bond market.  FSA volume for 1993 through 2005 is based on sale dates and will differ from closing-date data presented elsewhere in this Supplement.  Excludes secondary-market and non-U.S. transactions.

Financial Security Assurance Inc. and Subsidiaries

Gross Par Value and Present Value Originated (1)
(dollars in millions)

	3rd Quarter		Year-to-Date
	2005	2004	2005	2004
Municipal (U.S. and international)
Gross par insured	$21,573	$13,331	$52,864	$38,561
Gross premiums written
Up-front	110.4	105.5	292.4	359.9
Installments(2)	58.0	6.4	77.8	22.4
Total gross premiums	168.4	111.9	370.2	382.3

Gross present value of premiums originated(3)	218.2	109.7	423.6	419.6

Asset-Backed(U.S. and international)
Gross par insured	$8,564	$31,243	$27,021	$48,146
Gross premiums written
Up-front	2.6	9.7	13.3	10.4
Installments(2)	71.5	89.5	206.6	253.2
Total gross premiums	74.1	99.2	219.9	263.6

Gross present value of premiums originated(3)	58.4	123.1	224.8	237.7

Financial Products
Gross par value insured(4)	$2,901	$1,689	$6,915	$3,960

Gross present value of net interest margin originated(5)	38.4	19.9	72.5	52.6

Total Portfolio
Gross par insured	$33,038	$46,263	$86,800	$90,667
Gross premiums written
Up-front	113.0	115.2	305.7	370.3
Installments	129.5	95.9	284.4	275.6
Total gross premiums	242.5	211.1	590.1	645.9
Gross present value of originations	315.0	252.7	720.9	709.9

(1)   Amounts reflect statutory data for FSA as a separate company and therefore include amounts relating to FSA-insured GICs issued by the GIC Subsidiaries and FSA-insured FSA Global investments.

(2)   Installments are the periodic premium payments received by FSA for business originated in current and prior years.

(3)   The Company evaluates its insurance business production for a given period with reference to its gross present value (PV) of premiums originated.  Gross PV premiums originated for a particular period include both (i) premiums received in such period under insurance policies in which premiums are payable up front and (ii) estimated future premiums to be received under the Company’s installment-based policies issued during such period, discounted to present value. The discount rate for business originated in 2005 is 5.30% per annum and in 2004 is 5.62% per annum, equal to the average pre-tax yield on the Company’s investment portfolio for the previous three calendar years.  Management uses its best estimate of the life of each insurance policy for which premiums are receivable in installments when calculating gross PV premiums originated.  However the total amount actually received will vary from management’s estimate if the insured obligation remains outstanding for a period that is different from that estimated by management.  If the life of an insured obligation is shorter than the estimate, PV premiums outstanding will be reduced.  Conversely, if the life of an insured obligation extends longer than the estimate, the PV premiums outstanding will be increased.

(4)   Relates only to FSA-insured GICs issued by the Company’s GIC subsidiaries, which are consolidated in the Company’s financial statements.  The outstanding par amounts are reflected as insurance exposure in FSA’s financial statements and as GIC liabilities in those of the Company.  As a result, the total outstanding exposures reported by FSA and the Company differ.

(5)   The present value of the net interest margin represents the present value of the difference between the estimated interest to be received on the GIC investments and the estimated interest to be paid on the GIC liabilities over the estimated life of each transaction, taking into account swaps and other derivatives which convert fixed rate assets and liabilities to floating rates.  The discount rate is the same as that used for premiums (see footnote 3).

Financial Security Assurance Inc. and Subsidiaries

Insured Portfolio Profile - Par Value

(dollars in millions)

	Insured in 2005				Outstanding as of September 30, 2005
	Gross Amount	%	Net Amount	%	Net Amount	%
Municipal Obligations
Domestic
General obligation bonds	$23,749	44.9%	$19,529	49.0%	$87,726	40.1%
Tax-supported bonds	10,296	19.5	7,417	18.6	39,932	18.2
Municipal utility revenue bonds	4,729	8.9	4,032	10.1	35,118	16.0
Health care revenue bonds	2,866	5.4	1,454	3.6	10,815	4.9
Housing revenue bonds	635	1.2	463	1.2	7,505	3.4
Transportation revenue bonds	3,465	6.6	1,944	4.9	14,444	6.6
Other municipal bonds	4,294	8.1	3,142	7.9	13,939	6.4
Subtotal	50,034	94.6	37,981	95.3	209,479	95.6
International	2,830	5.4	1,884	4.7	9,541	4.4
Total municipal obligations	$52,864	100.0%	$39,865	100.0%	$219,020	100.0%

California	$5,795	11.0%	$4,659	11.7%	$28,847	13.2%
New York	3,941	7.5	2,758	6.9	18,933	8.6
Texas	4,029	7.6	3,121	7.8	15,077	6.9
Pennsylvania	3,678	7.0	3,071	7.7	14,363	6.5
Illinois	5,272	10.0	2,974	7.5	11,783	5.4
Florida	1,985	3.8	1,618	4.1	11,749	5.4
New Jersey	2,305	4.4	1,289	3.2	9,827	4.5
Washington	2,050	3.9	1,472	3.7	8,457	3.9
Michigan	3,451	6.5	2,979	7.5	7,988	3.6
Massachusetts	2,942	5.5	1,773	4.4	6,226	2.8
Ohio	1,143	2.1	1,004	2.5	5,255	2.4
Wisconsin	905	1.7	787	2.0	4,929	2.3
Georgia	383	0.7	364	0.9	4,607	2.1
All Other U.S. Jurisdictions	12,155	23.0	10,112	25.4	61,438	28.0
International	2,830	5.3	1,884	4.7	9,541	4.4
Total municipal obligations	$52,864	100.0%	$39,865	100.0%	$219,020	100.0%

Residential mortgages	$6,765	19.9%	$5,598	17.7%	$20,645	15.6%
Consumer receivables	3,178	9.4	2,956	9.4	8,686	6.6
Pooled corporate obligations	10,258	30.2	9,741	30.9	50,012	37.7
Other asset-backed obligations(1)	6,915	20.4	6,915	21.9	20,452	15.4
Subtotal(1)	27,116	79.9	25,210	79.9	99,795	75.3
International	6,820	20.1	6,350	20.1	32,780	24.7

Total asset-backed obligations(1)	$33,936	100.0%	$31,560	100.0%	$132,575	100.0%
Total Portfolio(1)	$86,800		$71,425		$351,595

Distribution of Insured Portfolio by Rating as of September 30, 2005

Rating(2)	Percent of Portfolio
AAA	25.0%
AA	30.6
A	32.7
BBB	11.2
Other	0.5
100.0%

(1)      Includes amounts related to FSA-insured GICs issued by the GIC subsidiaries and FSA Global investments insured by FSA.

(2)      Based upon internal FSA ratings.

Financial Security Assurance Inc. and Subsidiaries

50 Largest Municipal Exposures
as of September 30, 2005

(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
Massachusetts School Building Authority- Sales Tax 05A	$1,182.9	.34%
State of Washington G.O.	1,119.0	.32%
New York City, NY, G.O.	1,107.2	.32%
Chicago, Illinois G.O.	1,040.6	.30%
State of Illinois G.O.	1,020.1	.29%
Atlanta, GA, Water and Sewer Revenue	1,002.1	.29%
California Housing Finance Agency Single-Family Mortgage Revenue Bonds	1,000.0	.28%
Commonwealth of Massachusetts G.O.	990.2	.28%
Long Island Power Authority, NY	990.1	.28%
Seattle, WA, Light and Power	955.2	.27%
New Jersey Turnpike Authority Revenue Bonds	895.6	.26%
Port Authority of New York and New Jersey, Consolidated Bonds	878.4	.25%
State of California G.O.	843.6	.24%
San Diego, CA. Unified School District G.O.	812.8	.23%
New York State Thruway Authority, Highway and Bridge Trust Fund	805.0	.23%
Clark County School District, NV, G.O.	787.3	.22%
Metropolitan Transit Authority, NY	779.4	.22%
Houston, TX, Airport System	765.7	.22%
Kentucky State Property and Buildings Commission Revenue Bonds	762.0	.22%
New York Local Government Assistance Corporation (Sales Tax)	731.3	.21%
District of Columbia, G.O.	719.1	.21%
New York City, NY, Municipal Water Finance Authority	699.1	.20%
Philadelphia, PA, School District G.O.	679.8	.19%
State of Michigan - Motor Vehicle Taxes	679.4	.19%
Commonwealth of Pennsylvania G.O.	659.1	.19%
Los Angeles USD, CA, G.O.	658.7	.19%
State of Connecticut Special Tax	651.5	.19%
Metropolitan Transit Authority, NY Dedicated Tax	646.0	.18%
South Carolina Public Service Authority, Santee Cooper	639.1	.18%
State of Hawaii G.O.	638.2	.18%
Detroit, MI, Sewage Disposal System Revenue Bonds	632.3	.18%
Broward County School District, FL Lease	629.8	.18%
Hydro-Quebec - Province of Quebec Guaranteed	623.9	.18%
Florida Public Education (Gross Receipts)	623.0	.18%
New Jersey Transportation Trust Fund Authority	616.8	.18%
State of California Department of Water Resources Power Supply	601.8	.17%
Puerto Rico Electric Power Authority	598.3	.17%
Skyway Concession Company LLC	592.5	.17%
Massachusetts Water Resources Authority, General Revenue	591.7	.17%
NYS Dormitory Authority - Mental Health Services	588.0	.17%
State of Florida, Department of Transportation Turnpike Revenue	553.6	.16%
Energy Northwest Electric Revenue	545.2	.16%
Michigan State Building Authority	543.6	.16%
Philadelphia, PA - Water and Sewer Revenue	541.8	.15%
Metropolitan Washington Airport Authority	531.1	.15%
NJHMFA Multi-Family Housing Revenue Bonds	527.8	.15%
New Jersey Economic Development Authority State Pension Funding	527.8	.15%
New York State Thruway Authority, General Revenue	520.2	.15%
New York City, NY, Health and Hospital Corp	515.1	.15%
Miami-Dade County, FL, Aviation Revenue Miami Int’l Airport	513.6	.15%

Total	$36,556	10.40%

Financial Security Assurance Inc. and Subsidiaries

25 Largest Asset-Backed Exposures
as of September 30, 2005

(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding

International Super AAA Synthetic CDO	$2,776.79%
International Super AAA Synthetic Residential MBS		2,337.67%
International Synthetic CDO		2,022.58%
International Super AAA Synthetic CDO		1,852.53%
Countrywide HELOC 2005-D		1,600.46%
International Synthetic Consumer Receivable Securitization		1,530.44%
International Synthetic CDO		1,523.43%
US Super AAA Synthetic CDO		1,466.42%
International Synthetic CDO		1,404.40%
International Super AAA Synthetic CDO		1,393.40%
International Super AAA Synthetic CDO		1,375.39%
International Super AAA Synthetic CDO		1,356.39%
US Super AAA Synthetic CDO		1,312.37%
International Super AAA Synthetic CDO		1,229.35%
US Super AAA Synthetic CDO		1,211.34%
International Super AAA Synthetic Residential MBS		1,201.34%
International Super AAA Synthetic CDO		1,180.34%
International AAA Synthetic CDO		1,104.31%
International Super AAA Synthetic CDO		1,006.29%
AmeriCredit 2005-CF		977.28%
International Super AAA Synthetic Residential MBS		974.28%
Ameriquest Mortgage 2004-R8		962.27%
US Super AAA Synthetic CDO		930.26%
US Super AAA Synthetic CDO		903.26%
International AAA Synthetic CDO		881.25%
Total		$34,502	9.81%

“International” denotes a transaction with 20% or greater non-US collateral.  “Super AAA” means the level of first-loss protection exceeds 1.3x the level required for an Aaa/AAA rating.  Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc. and Subsidiaries

Asset-Backed Debt Service and Premiums (1) (2)

(dollars in millions)

Debt Service
(Principal and Interest)

	Insured Debt Service			Portfolio	Net
	Gross	Ceded	Net	Run Off (2)	Outstanding

3rd Qtr. 2005	$8,341	$1,191	$7,150	$(4,970)	$143,492
2nd	10,029	940	9,089	(9,909)	141,312
1st	8,271	507	7,764	(6,155)	142,132

4th Qtr. 2004	8,550	1,297	7,253	(23,765)	140,523
3rd	32,180	3,819	28,361	(8,640)	157,035
2nd	9,459	460	8,999	(4,705)	137,314
1st	7,707	786	6,921	(7,641)	133,020

2004	57,896	6,362	51,534	(44,751)	140,523
2003	25,105	4,553	20,552	(28,497)	133,740
2002	54,129	10,582	43,547	(29,166)	141,685
2001	75,404	10,681	64,723	(19,807)	127,304
2000	44,714	8,181	36,533	(19,031)	82,388

Premiums (GAAP Basis)

				Ending Net Unearned Premium	Net PV Premium Outstanding(3)	Total
	Premium Written
	Gross	Ceded	Net

3rd Qtr. 2005	$74.1	$11.8	$62.3	$90.9	$679.0	$769.9
2nd	67.2	(7.2)	74.4	110.7	666.5	777.2
1st	78.6	16.8	61.8	91.9	627.3	719.2

4th Qtr. 2004	68.5	10.7	57.8	89.7	611.9	701.6
3rd	86.3	23.3	63.0	87.4	602.8	690.2
2nd	86.3	27.4	58.9	85.9	527.7	613.6
1st	68.8	18.6	50.2	87.2	528.4	615.6

2004	309.9	80.0	229.9	89.7	611.9	701.6
2003	318.2	91.3	226.9	91.3	518.4	609.7
2002	298.0	82.3	215.7	93.5	520.1	613.6
2001	254.8	86.8	168.0	105.2	510.2	615.4
2000	202.6	68.0	134.6	98.4	352.3	450.7

1)     Amounts are statutory data for FSA as a separate company and therefore include amounts relating to FSA-insured GICs issued by the GIC Subsidiaries and FSA Global investments insured by FSA.

2)     Includes decreases due to prepayments and increases due to accretion or higher outstandings under variable programs.  Runoff for fourth quarter 2004 includes decrease of $17 billion due to one-time excess-of-loss facultative reinsurance agreement.

3)     This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

Financial Security Assurance Inc. and Subsidiaries

Municipal Debt Service and Premiums
(dollars in millions)

Debt Service
(Principal and Interest)

	Insured Debt Service			Portfolio	Net
	Gross	Ceded	Net	Run Off (1)	Outstanding

3rd Qtr. 2005	$36,723	$10,480	$26,243	$(8,930)	$350,161
2nd	30,473	7,143	23,330	(12,100)	332,848
1st	21,311	5,707	15,604	(7,822)	321,618

4th Qtr. 2004	22,926	7,056	15,870	(4,421)	313,836
3rd	22,921	6,816	16,105	(5,021)	302,387
2nd	23,817	7,810	16,007	(6,409)	291,303
1st	18,493	5,657	12,836	(6,867)	281,705

2004	88,157	27,339	60,818	(22,718)	313,836
2003	95,651	22,445	73,206	(21,041)	275,736
2002	92,952	27,048	65,904	(15,666)	223,571
2001	64,821	20,431	44,390	(14,095)	173,333
2000	40,542	16,456	24,086	(11,733)	143,038

Premiums (GAAP Basis)

				Ending Net	Net PV
	Premium Written			Unearned	Premium
	Gross	Ceded	Net	Premium	Outstanding(2)	Total

3rd Qtr. 2005	$168.4	$45.0	$123.4	$1,357.3	$145.8	$1,503.1
2nd	109.6	33.4	76.2	1,293.5	116.8	1,410.3
1st	92.2	37.7	54.5	1,264.7	119.7	1,384.4

4th Qtr. 2004	139.7	41.6	98.1	1,252.4	115.4	1,367.8
3rd	111.9	26.1	85.8	1,199.6	103.1	1,302.7
2nd	149.8	42.1	107.7	1,169.8	102.0	1,271.8
1st	120.7	54.4	66.3	1,103.6	88.0	1,191.6

2004	522.1	164.2	357.9	1,252.4	115.4	1,367.8
2003	587.8	190.2	397.6	1,075.3	88.7	1,164.0
2002	508.9	188.6	320.3	799.0	69.6	868.6
2001	230.8	79.2	151.6	564.3	46.2	610.5
2000	169.7	86.2	83.5	484.3	42.0	526.3

(1)   Includes decreases due to prepayments and increases due to accretion or higher outstandings under variable programs.

(2)   This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

Financial Security Assurance Inc. and Subsidiaries

Asset-Backed Net Debt Service and Net Premiums

Amortization and Ending Balances (1)

(dollars in millions)

Net Debt Service

	Scheduled Amortization	Outstanding

3rd Qtr. 2005	—	$143,492
4th	10,727	132,765

2006	32,106	100,659
2007	20,169	80,490
2008	16,404	64,086
2009	17,150	46,936

2010-2014	37,165	9,771
2015-2019	6,170	3,601
2020-2024	978	2,623
2025+	2,623	—
Total	$143,492

Net Premiums

	GAAP	Scheduled GAAP Premium Earnings
	Unearned	Unearned Premium Reserve Amortization
	Premiums	Periodic UPR	Upfront UPR	Installments	Total

3rd Qtr. 2005	$90.9	—	—	—	—
4th	64.7	$22.8	$3.4	$29.0	$55.2

2006	51.2	1.5	12.0	176.9	190.4
2007	41.3	0.2	9.7	125.8	135.7
2008	32.8	0.2	8.3	97.8	106.3
2009	25.8	0.2	6.8	82.9	89.9

2010-2014	8.3	0.6	16.9	188.0	205.5
2015-2019	4.5	0.1	3.7	43.1	46.9
2020-2024	2.4	0.0	2.1	27.9	30.0
2025 +	—	0.0	2.4	36.0	38.4
Total		$25.6	$65.3	$807.4	$898.3

1)     Amounts are presented based on statutory insurance companies of FSA and therefore include amounts relating to insured GICs issued by affiliated GIC Subsidiaries.

Financial Security Assurance Inc. and Subsidiaries

Municipal Net Debt Service and Net Premiums

Amortization and Ending Balances

(dollars in millions)

Net Debt Service

	Scheduled Amortization	Outstanding

3rd Qtr. 2005	—	$350,161
4th	4,576	345,585

2006	18,323	327,262
2007	18,436	308,826
2008	18,542	290,284
2009	18,375	271,909

2010-2014	90,126	181,783
2015-2019	74,861	106,922
2020-2024	53,922	53,000
2025+	53,000	—
Total	$350,161

Net Premiums

	GAAP	Scheduled GAAP Premium Earnings
	Unearned	Unearned Premium Reserve Amortization
	Premiums	Periodic UPR	Upfront UPR	Installments	Total

3rd Qtr. 2005	$1,357.3	—	—	—	—
4th	1,321.4	$3.3	$32.6	$0.7	$36.6

2006	1,195.7	2.9	122.8	13.2	138.9
2007	1,081.9	1.5	112.3	14.1	127.9
2008	976.7	1.4	103.8	13.8	119.0
2009	879.2	1.5	96.0	13.6	111.1

2010-2014	496.2	2.9	380.1	67.1	450.1
2015-2019	249.4	0.3	246.5	52.6	299.4
2020-2024	105.6	0.0	143.8	30.5	174.3
2025+	—	0.0	105.6	32.8	138.4
Total		$13.8	$1,343.5	$238.4	$1,595.7

Corporate Headquarters

Financial Security Assurance Holdings Ltd.

31 West 52 Street

New York, New York 10019

(1)(212) 826-0100

Investor Relations Contact

Robert S. Tucker

Managing Director

(1)(212) 339-0861

rtucker@fsa.com

Corporate Communications Contact

Betsy Castenir

Managing Director

(1)(212) 339-3424

bcastenir@fsa.com

Internet

This Quarterly Operating Supplement and other information are available on the World Wide Web at www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Quarterly Operating Supplement

September 30, 2005